Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement, Amendment No. 3 to Form S-1 of our report dated March 31, 2022, except for the effects of the reverse stock split described in Note 12, as to which the date is February , 2023, which includes an explanatory paragraph relating to Marizyme, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Marizyme, Inc., which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

WithumSmith+Brown, PC
Whippany, New Jersey

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 12 to the consolidated financial statements.

/s/ WithumSmith+Brown, PC
Whippany, New Jersey
February 1, 2023